Exhibit 10.8

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) by and between Mr. David M. Renzi (“Executive”) and KalVista Pharmaceuticals, Inc., formerly known as Carbylan Therapeutics, Inc., (the “Company”) is made effective eight (8) days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes his or her acceptance of this Agreement as provided in Section S(c) below.  Any reference to the Company throughout this Agreement shall include the Company, its subsidiaries and any successors thereto.

A.       The Company anticipates closing those certain transactions (the “Transactions”) with KalVista Pharmaceuticals Ltd. (“KalVista”) contemplated by that certain Share Purchase Agreement (the “Share Purchase Agreement”) dated as of June 15, 2016, by and between the Company, KalVista, the shareholders of KalVista and, solely for the purposes of being bound by certain provisions therein and solely in such person’s capacity as the Seller Representative, Andrew Crockett.

B.       Executive’s employment with the Company and status as an officer, director and employee of the Company and each of its affiliates will end effective upon the Termination Date (as defined below).

C.       Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive.

D.       The payments and benefits being made available to Executive pursuant to this Agreement are intended to satisfy all outstanding obligations under that certain employment letter agreement by between Executive and the Company, dated as of May 30, 2013 (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.Termination Date.  Executive acknowledges and agrees that Executive’s status as an officer, director and employee of the Company and as an officer and/or director of the Company’s subsidiaries will end effective as of the close of business on the closing of the Transactions (the “Termination Date”). Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer and, if applicable, director of the Company and each of its subsidiaries: provided that such documents shall not be inconsistent with any of the terms of this Agreement. If the Transactions do not close and the Share Purchase Agreement is terminated, this Agreement will be null and void, and Executive’s relationship with the Company will continue under those agreements that pre-date this Agreement as if this Agreement has never existed.

2.Final Paycheck: Payment of Accrued Wages and Expenses.

(a)Final Paycheck. As required by law, the Company will pay Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Termination

Date, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regard less of whether Executive executes this Agreement.

(b)Business Expenses. Executive agrees that Executive has submitted Executive’s final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Termination Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for these expenses, if any, pursuant to its regular business practice.

(c)Equity Awards:  Pursuant to, and subject to the terms and conditions of the Share Purchase Agreement, the vesting of each option to purchase Company com mon stock held by Executive shall accelerate in full as of immediately prior to the closing of the Transactions, and at the time of closing (i) if the option(s) is “in-the-money”, it will be net exercised such that Executive will automatically receive Company common stock (subject to an offset for withholding obligations) and (ii) if the option(s) is not “in-the-money” it will be terminated for no consideration.  An option will be considered “in-the-money” if it has an exercise price per share less than the volume weighted average closing trading price of a share of Company com mon stock on The NASDAQ Global Market for the ten trading days ending the trading day immediately prior to the date upon which the Transaction becomes effective.

3.Separation Payments and Benefits.  Without admission of any liability, fact or claim, the Company hereby agrees, subject to Executive’s execution and non-revocation of this Agreement and Executive’s performance of his or her continuing obligation s pursuant to this Agreement, the Employment Agreement and that certain Confidential Information and Invention Assignment Agreement entered into between Executive and the Company (the “Confidentiality Agreement”), to provide Executive the severance benefits set forth below.  Specifically, the Company and Executive agree as follows:

(a)Severance.  The Company shall continue to pay to Executive his or her base salary at the rate in effect as of immediately prior to the Termination Date for the period of time commencing on the Termination Date and ending on the twelve (12) month anniversary of the Termination Date (such period, the “Severance Period” and such payment s, the “Cash Severance”).  Such Cash Severance payments shall be made in accordance with the Company’s standard payroll practices, less applicable withholdings and deductions, with each payment deemed to be a separate payment for purposes of Section 409A of the Code.  The first such Cash Severance payment shall commence on the first payroll date following the Effective Date, which shall include amounts otherwise due and payable under this Section 3(a) on or before such date.  In the event of Executive’s death during the Severance Period, the remaining Cash Severance shall be pa id to Executive’s estate.

(b)Retention Bonus.  The Company will pay to Executive $144,102 less applicable withholdings and deductions, which represents the cash bonus Executive is entitled to under the Company’s 2016 Retention Bonus Plan.  Such retention bonus shall be paid to Executive on the first payroll date following the Effective Date.

(c)Healthcare Continuation Coverage.  If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the end of the

Severance Period or (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided that, if the Company determines that it cannot provide such continued health benefits without potentially violating applicable law or incurring additional expense for non-compliance under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide to Employee in lieu thereof a lump-sum payment in an amount equal to the then-remaining premiums for the remainder of the Severance Period of such continued health benefits, which payment will be made regardless of whether Employee elects COBRA continuation coverage.  After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive acknowledges that Executive shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and Executive’s timely payment of premiums.

(d)Taxes.  Executive understands and agrees that all payments under this Section 3 will be subject to appropriate tax withholding and other deductions.  To the extent any taxes may be payable by Executive for the benefits provided to Executive by this Section 3 beyond those withheld by the Company, Executive agrees to pay them himself or herself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him or her to make required payments. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)SEC Reporting.  Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Executive will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report his or her transactions in Company common stock for six (6) months following the Termination Date.  Executive hereby agrees not to undertake, directly or indirectly, any reportable transactions which include, but are not limited to, buying, selling or otherwise disposing of any common stock of the Company held by Executive until the end of such six (6) month period.

(f)Sole Separation Benefit.  Executive agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement and the Employment Agreement. Thus, for any Company sponsored employee benefits not referenced in this Agreement, Executive will be treated as a terminated employee effective on the Termination Date.  This includes but is not limited to the Company’s 401(k) plan and Company sponsored life insurance and long-term disability insurance.  Executive acknowledges and agrees that the payments referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

4.Full Payment.  Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of Executive’s employment with the Company and the termination thereof. Executive further acknowledges that, other than the Confidentiality Agreement and Section 9 (NonSolicitation) of the Employment Agreement, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, the Employment Agreement (except Section 9), and each such agreement shall be deemed terminated and of no further effect as of the Termination Date.

5.Executive’s Release of the Company.  Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise fi le any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a)On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, KalVista, and their respective parent and subsidiary entities, and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, predecessors, successors, insurers, employee benefit plans, affiliates and assigns, of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that Executive signs this Agreement (collectively the “Released Claims”).  The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company (or its successor)  or the termination of that employment;  (2) all claims related to Executive’s compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims based on or arising from this Agreement or the Employment Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public pol icy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys• fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”.), the federal Family and Medical Leave Act (as amended) (“FM LA”), the California Family Rights Act, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(b)Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)Executive’s rights under this Agreement:

(ii)any payments Executive is entitled to under the Share Purchase Agreement;

(iii)any rights or claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law:

(iv)any rights or claims for workers’ compensation insurance benefits under the terms of any worker‘s compensation insurance policy or fund of the Company;

(v)any rights or claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA.

(vi)any rights or claims to any rights and benefits under this Agreement or benefit entitlements vested as of the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan, including, without limitation, the terms of any Company equity compensation plan and/or any equity compensation agreement between Executive and the Company;

(vii)any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement with the Company to which Executive a party, the charter, bylaws, or operating agreements of the Company, applicable law, California Labor Code Section 2802, or applicable directors and officer’s liability insurance:

(viii)any other rights or claims that cannot be released as a matter of law; and

(ix)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c)In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following: Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA. Executive also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that: (i) Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (ii) Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Agreement; (iii) Executive has forty-five (45) days from the date of this Agreement to execute this Agreement (although Executive may choose to voluntarily execute this Agreement earlier); (iv) Executive has seven (7) days following the execution of this Agreement by Executive to revoke the Agreement, and Executive will not receive the benefits provided by Section 3 of the Agreement unless and until such seven (7) day period has expired; (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by Executive, provided that the Company has also executed this Agreement by that date; (vi) Executive has received with this Agreement a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, attached hereto as Exhibit A; and (vii) this Agreement does not affect Executive’s ability to test the knowing and voluntary nature of this Agreement.  If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. Pacific Time on the 7th day following Executive’s execution of this Agreement to Ben Palleiko, Chief Financial Officer. KalVista, at blp@kalvista.com (via hardcopy or via electronic copy to blp@kalvista.com).

(d)EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVI DES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLELMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION. EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

6.Mutual Non-Disparagement Transition.  Transfer of Company Property; and Job References.

(a)Mutual Non-Disparagement.  Executive agrees that Executive will not make statements or representations to any person, entity or firm which could reasonably be expected to cast the Company, KalVista or any entity or employee affiliated with the Company or KalVista in an unfavorable light or which could reasonably be anticipated to adversely affect the name or reputation of the Company. KalVista or any entity affiliated with the Company or KalVista, or the name or reputation of any officer, agent or employee of the Company, KalVista or of any entity affiliated with the Company or KalVista; provided that Executive will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company and Kalvista agree to, and the agree to use their best efforts to cause the officers, directors, and managing agents of the Company and KalVista to, refrain from discussing or making any derogatory or disparaging remarks or statements, oral or written. to any third parties concerning Executive in any manner which could reasonably be expected to be harmful to Executive• s business reputation or personal reputation; provided that the Company and KalVista officers, directors, and managing agents will respond accurately and fully to any quest ion, inquiry or request for information when required by legal process. Notwithstanding the foregoing, nothing in this Section 6(a) shall prevent Executive, the Company or KalVista from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him, her or it; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement and the enforcement thereof; or (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee d1ereof) with jurisdiction over such person. In addition, nothing in this Agreement shall be construed to prohibit Executive, the Company or KalVista from engaging in any lawfully protected activity or conduct, including reporting possible violations of law or regulation to any governmental agency or regulatory body (including but not limited to the Equal Employment Opportunity Commission, the Department of Justice. the Securities and Exchange Commission, the Congress, any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation), filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body, or making other disclosures that are protected under any law or regulation. Executive, the Company nor KalVista need the prior authorization of the Company to engage in any such lawfully protected activity, nor is Executive, the Company or Kalvista required to notify the other that he, she or it has done so.

(b)Transition.  Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.

(c)Transfer of Company Property.  On or before the Termination Date, Executive shall tum over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which Executive had in his or her possession, custody or control at the time Executive signed this Agreement. By executing and returning this Agreement, Executive is certifying that Executive has complied with Executive’s obligation herein to immediately return all Company documents and information regardless of where Executive has maintained such Company property. Executive’s compliance with the terms of this Section 6(c) is a condition precedent to Executive’s eligibility to receive the payments and benefits described in Section 3 above.

(d)Job References.  Executive should direct any job reference inquiries to the Company’s Human Resources. Pursuant to Company policy, in response to any such inquiries, the Company will provide only the position Executive held and the dates of employment. The Company will confirm Executive’s salary in response to any such inquiry only if Executive submits a signed request to the Company to disclose such information.

7.Executive Representations.  Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been tiled on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

8.No Assignment by Executive.  Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.  In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

9.Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

10.Miscellaneous.  This Agreement, together with the Confidentiality Agreement. comprise the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including, without limitation, the Employment Agreement (except for Section 9 of the Employment Agreement) and the Company‘s 2016 Retention Bonus Plan.  The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations.  Executive acknowledges that there are no other agreements, written, oral or implied, and that Executive may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11.Company Assignment and Successors.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

12.Maintaining Confidential Information. Executive reaffirms his or her obligations under the Confidentiality Agreement. Executive reaffirms his or her obligations under the Section 9 (Non-Solicitation) of the Employment Agreement.  Executive acknowledges and agrees that the payments provided in Section 3 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement and under Section 9 (Non-Solicitation) of the Employment Agreement.

13.Executive’s Cooperation.  After the Termination Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his or her employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his or her employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED:	November 22 , 2016	/s/ David M. Renzi
David M. Renzi

DATED:	November 22, , 2016	KALVISTA PHARMACEUTICALS, INC.

		By:	/s/ Benjamin L. Palleiko
Benjamin L. Palleiko
Chief Financial Officer

EXHIBIT A

DISCLOSURE CONCERNING SEVERANCE OFFER

CLASS, UNIT OR GROUP COVERED BY SEVERANCE OFFER

All employees of KalVista Pharmaceuticals, Inc. (the “Company”) who are executive officers immediately prior to the closing the Transactions (as defined in the Separation Agreement (the “Agreement”) to which this Disclosure is Appendix A) are covered by this severance offer.

ELIG1BILITY FACTORS FOR THE PROGRAM

Employees who are covered by the severance offer are eligible to receive the benefits of the offer if they:

•	Are provided with the Agreement;
•	Timely sign and deliver the Agreement to the Company:
•	Do not revoke the Agreement as permitted by the Agreement; and
•	Comply with the terms and conditions of the Agreement.

TIME LIMITS APPLICABLE TO THE PROGRAM

The following time limits apply to the program:

•	Employees age 40 and over must sign and deliver the Agreement no later than the forty-fifth (45th) day after that employee’s receipt of the Agreement.
•	Employees age 40 and over may revoke their acceptance of the Agreement for a period of seven (7) days after signing it.

JOB TITLES AND AGES OF EMPLOYEES SELECTED FOR AND NOT SELECTED FOR THE PROGRAM

TITLE	AGE	JOB ELIMINATED?	ELIGIBLE FOR SEPARATION BENEFITS?
Chief Executive Officer	58	Yes	Yes
Vice President, Clinical Affairs	46	Yes	Yes
Vice President, Finance	41	No	No